Contact Info: Arron K. Sutherland, President and CEO
Illinois Casualty Company
(309) 732-0105
arrons@ilcasco.com
225 20th Street, Rock Island, IL 61201

ICC Holdings, Inc. Reports 2021 First Quarter Results

FOR IMMEDIATE RELEASE: 5/11/2021

Rock Island, IL – May 11, 2021 – ICC Holdings, Inc. (NASDAQ: ICCH) (the Company), parent company of Illinois Casualty Company, a regional, multi-line property and casualty insurance company focusing exclusively on the food and beverage industry, today reported unaudited results for the three months ended March 31, 2021.

FIRST QUARTER ENDED MARCH 31, 2021 – FINANCIAL RESULTS

Net earnings totaled $1,162,000, or $0.38 per share, for the first quarter of 2021, compared to a  net loss of $1,973,000, or $0.65 per share, for the first quarter of 2020. The first quarter’s net earnings compared to the net loss for the same quarter last year was driven by strong performance in the equity investment markets. Book value per share decreased 1.4% to $21.76 at March 31, 2021 from $22.07 at December 31, 2020.  This change in book value reflects a drop in our investment portfolio’s fixed income security values resulting from rising interest rates during the first quarter.

Direct premiums written grew by $377,000, or 2.5%, to $15,172,000 for the first quarter of 2021 from $14,795,000 for the same period in 2020.  The first quarter growth reflects a conservative rebound in the food and beverage industry across the states we serve.  Consistent with our industry’s premium earnings cycle, net premiums earned decreased by 7.4%, or $965,000, to $12,049,000 for the first quarter of 2021 from $13,014,000 for the same period in 2020.

For the first quarter of 2021, the Company ceded to reinsurers $2,472,000 of earned premiums, compared to $2,394,000 of earned premiums for the first quarter of 2020. Higher cessions in 2021 reflect the impact of increased property catastrophe costs.

Net realized investment gains net of other-than-temporary impairment losses were $187,000 for the first quarter of 2021 compared to gains of $96,000 for the same period in 2020.  The first quarter’s changes from prior year reflect typical rebalancing activities within the Company’s investment portfolio.

Net investment income decreased by $34,000, or 4.1%,  to $801,000 for the first quarter of 2021, as compared to $835,000 for the same period in 2020.  The change is attributable to a decrease in the bond portfolio’s investment income as reinvestment rates decreased significantly in 2020.

Losses and settlement expenses decreased by $39,000, or 0.5%, to $7,803,000 for the first quarter of 2021, from $7,842,000 for the same period in 2020. This nearly no-change position year over year is consistent with our pre-COVID-19 claims activity through the first half of March 2020, and the Company has not paid any business interruption claims related to COVID-19 thus far.

Policy acquisition costs and other operating expenses decreased by $297,000, or 6.2%, to $4,468,000 for the first quarter of 2021 from $4,765,000 for the same period in 2020 due to a decrease in compensation and benefit-related expenses.

Total assets decreased by 0.6% from $183,939,000 at December 31, 2020 to $182,744,000 at March 31, 2021.  Our investment portfolio, which consists of fixed income securities, common stocks,  preferred stock, property held for investment, and other invested assets, decreased by 0.4% from $129,322,000 at December 31, 2020 to $128,850,000 at March 31, 2021.

FIRST QUARTER ENDED MARCH 31, 2021 – FINANCIAL RATIOS

The Company’s losses and settlement expense ratio (defined as losses and settlement expenses divided by net premiums earned) was 64.8% for the first quarter ended March 31, 2021, compared with 60.3% for the same period of 2020. The increase in our losses and settlement expense ratio is a direct result of lower earned premiums in the first quarter of 2021 compared to prior year's first quarter.

The expense ratio (defined as the amortization of deferred policy acquisition costs and underwriting and administrative expenses divided by net premiums earned) was 37.1% for the first quarter ended March 31, 2021, compared to 36.6% for the same period of 2020. This was driven by the 7.4% decrease in net earned premiums discussed earlier.

The Company’s GAAP combined ratio (defined as the sum of the losses and settlement expense ratio and the expense ratio) was 101.8% for the first quarter ended March 31, 2021, compared to 96.9% for the same period of 2020.

MANAGEMENT COMMENTARY

“The Company welcomed in the new year with positive premium growth and lower losses in its first quarter. As many states relaxed their pandemic-related mandates during the first quarter, we bolstered our underwriting efforts, capitalizing on our cross-departmental expertise to support aggressive and quality growth in our book of business without increasing employee head count.

“We are cautiously optimistic about the year ahead. While experiencing strong premium growth and managing claims risks, we are also maintaining a  diligent approach in assessing the investment portfolio’s interest rate sensitivity. Thus far, our success with top-line growth in the first quarter contributed to a positive $0.38 earnings per share and a  nearly 15% growth in book value per share over the same period last year.

“While we keep the focus on the core business, we continue to invest time and energy on our proprietary technology which supports enterprise-wide operational efficiencies. I’m happy to say that the business climate in our niche is improving as the public becomes more comfortable visiting restaurants and taverns. We foresee a gradual increase in premium growth and look forward to continued successes in 2021,” stated Arron Sutherland, President and Chief Executive Officer.

ABOUT ICC HOLDINGS, INC.

ICC Holdings, Inc. is a vertically integrated company created to facilitate the growth, expansion, and diversification of its subsidiaries in order to maximize value to its stakeholders. The group of companies consolidated under ICC Holdings, Inc. engages in diverse, yet complementary business activities, including property and casualty insurance, real estate, and information technology.

The Company’s common shares trade on the NASDAQ Capital Market under the ticker symbol “ICCH”. For more information about ICC Holdings, visit http://ir.iccholdingsinc.com.

FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding the Company’s, plans, objectives, expectations, and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue and profit growth; future responses to and effects of the COVID-19 pandemic, as well the distribution and effectiveness of COVID-19 vaccines, including their effects on our business operations and claims activity; new theories of liability; judicial, legislative, regulatory and other governmental developments, including, but not limited to, liability related to business interruption claims related to COVID-19; litigation tactics and developments; product and segment expansion; regulatory approval in connection with expansion; and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management's current views and assumptions regarding future events and operating performance, and are inherently subject to significant business, economic, and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond the Company’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although the Company does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Company cannot guarantee their accuracy. The foregoing factors, among others, could cause actual results to differ materially from those described in these forward-looking statements. For a list of other factors which could affect the Company’s results, see the Company’s filings with the Securities and Exchange Commission, “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Information,” set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. No undue reliance should be placed on any forward-looking statements.

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	As of
	March 31,	December 31,
	2021	2020
	(Unaudited)
Assets
Investments and cash:
Fixed maturity securities (amortized cost - $97,695,883 at 3/31/2021 and $98,753,027 at 12/31/2020)	$101,865,040	$105,740,566
Common stocks at fair value	18,404,167	14,724,814
Preferred stocks at fair value	1,654,530	1,683,892
Other invested assets	1,777,792	1,772,867
Property held for investment, at cost, net of accumulated depreciation of $464,847 at 3/31/2021 and $465,364 at 12/31/2020	5,148,152	5,399,826
Cash and cash equivalents	5,556,479	6,598,842
Total investments and cash	134,406,160	135,920,807
Accrued investment income	700,153	660,793
Premiums and reinsurance balances receivable, net of allowances for uncollectible amounts of $150,000 at 3/31/2021 and 12/31/2020	22,598,051	23,506,171
Ceded unearned premiums	861,914	860,905
Reinsurance balances recoverable on unpaid losses and settlement expenses, net of allowances for uncollectible amounts of $0 at 3/31/2021 and 12/31/2020	14,011,159	13,019,865
Federal income taxes	338,908	372,986
Deferred policy acquisition costs, net	5,721,277	5,429,620
Property and equipment, at cost, net of accumulated depreciation of $6,196,657 at 3/31/2021 and $6,079,728 at 12/31/2020	2,818,244	2,860,331
Other assets	1,287,738	1,307,794
Total assets	$182,743,604	$183,939,272
Liabilities and Equity
Liabilities:
Unpaid losses and settlement expenses	$61,807,968	$61,575,666
Unearned premiums	30,467,894	29,788,834
Reinsurance balances payable	347,506	371,195
Corporate debt	13,462,614	13,465,574
Accrued expenses	3,021,753	3,472,511
Income taxes - deferred	910,957	1,231,271
Other liabilities	944,113	1,290,532
Total liabilities	110,962,805	111,195,583
Equity:
Common stock[1]	35,000	35,000
Treasury stock, at cost[2]	(3,095,065)	(3,153,838)
Additional paid-in capital	32,765,565	32,780,436
Accumulated other comprehensive earnings, net of tax	3,293,569	5,520,091
Retained earnings	41,302,055	40,140,115
Less: Unearned Employee Stock Ownership Plan shares at cost[3]	(2,520,325)	(2,578,115)
Total equity	71,780,799	72,743,689
Total liabilities and equity	$182,743,604	$183,939,272

1Par value $0.01; authorized: 2021 – 10,000,000 shares and 2020 – 10,000,000 shares; issued: 2021 – 3,500,000 shares and 2020 – 3,500,000 shares; outstanding: 2021 – 3,295,255 and 2020 – 3,291,125 shares

22021 – 204,745 shares and 2020 – 208,875 shares

32021  – 252,032 shares and 2020  – 257,811 shares

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings and Comprehensive Earnings (Unaudited)

	For the Three-Months Ended
	March 31,
	2021	2020
Net premiums earned	$12,048,713	$13,013,989
Net investment income	801,406	835,400
Net realized investment gains	186,709	95,632
Net unrealized gains (losses) on equity securities	876,316	(3,689,347)
Other income	46,716	50,198
Consolidated revenues	13,959,860	10,305,872
Losses and settlement expenses	7,802,706	7,842,082
Policy acquisition costs and other operating expenses	4,467,578	4,764,974
Interest expense on debt	53,702	35,328
General corporate expenses	163,982	174,421
Total expenses	12,487,968	12,816,805
Earnings (loss) before income taxes	1,471,892	(2,510,933)
Total income tax expense (benefit)	309,951	(537,637)
Net earnings (loss)	$1,161,941	$(1,973,296)

Other comprehensive loss, net of tax	(2,226,522)	(1,710,846)
Comprehensive loss	$(1,064,581)	$(3,684,142)

Earnings per share:
Basic:
Basic net earnings (loss) per share	$0.38	$(0.65)
Diluted:
Diluted net earnings (loss) per share	$0.38	$(0.65)

Weighted average number of common shares outstanding:
Basic	3,034,233	3,016,062
Diluted	3,044,479	3,020,458